Item 1.  Changes in Control of Registrant

On January 17, 1997, American Recreation Centers, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement ") with AMF Bowling Centers, Inc. ("AMF"), a Virginia corporation and an indirect, wholly-owned subsidiary of AMF Group, Inc., a Delaware Corporation, pursuant to which a wholly-owned subsidiary of AMF will merge with and into the Company (the "Merger"). As a result of the Merger, the outstanding shares of the Company's common stock, no par value per share (the "ARC Common Stock"), will be converted into the right to receive $8.50 per share, in cash. In connection with the Merger, the Company will be purchasing the remaining interests in certain joint ventures in which it is a party. The purchase price, after reflecting the assumption of the Company's existing debt and the purchase of the joint ventures referred to above, represents a transaction with a total value of approximately $70 million. The Merger is conditioned upon, among other things, approval by holders of a majority of the outstanding shares of ARC Common Stock and upon receipt of certain regulatory and governmental approvals. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated by reference. On January 17, 1997, the Company and AMF issued a press release relating to the execution of the Merger Agreement, a copy of which is attached as Exhibit 99.1 hereto and is incorporated herein by reference.


Item 7.   Financial Statements and Exhibits

          (c)  Exhibits.

               2.1 Agreement and Plan of Merger dated as of January 17, 1997 among AMF Bowling Centers, Inc., Noah Acquisition Corp. and American Recreation Centers, Inc.

              99.1    Press release dated January 17, 1997

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  AMERICAN RECREATION CENTERS, INC.



Date: January 22, 1997        By: /s/ Robert A. Crist
                              --------------------------------------------------
                                  Robert A. Crist, President and Chief Executive
                                                    Officer